[KPMG Peat Marwick LLP Letterhead]


                         Consent of Independent Auditors



The Board of Directors and Shareholders
Eagle Financial Corp.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-28403) and Form S-8 (No. 33-46092) of Eagle Financial Corp. of our report dated October 27, 1997, relating to the consolidated balance sheets of Eagle Financial Corp. and Subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1997, which report appears in the September 30, 1997 annual report on Form 10-K of Eagle Financial Corp.

Our report refers to a change in method of accounting for investment securities in 1995.


KPMG PEAT MARWICK LLP


/s/  KPMG Peat Marwick LLP


Hartford, Connecticut
December 29, 1997